QUEENSTON MINING INC.

and

VAULT MINERALS INC.

COMBINATION AGREEMENT

March 5, 2010

TABLE OF CONTENTS

COMBINATION AGREEMENT

THIS AGREEMENT made as of the 5th day of March, 2010.

BETWEEN:

QUEENSTON MINING INC., a company governed by the laws of Canada

("**Parent**")

– and –

VAULT MINERALS INC., a company governed by the laws of the Province of Ontario

("**Company**")

WHEREAS Parent and Company wish to enter into an agreement providing for the amalgamation of Company and 2236019 Ontario Inc. ("**Subco**"), a wholly-owned Subsidiary of Parent, subject to the terms and conditions of this Agreement, as a result of which Amalco (as hereinafter defined) will become a wholly-owned Subsidiary of Parent;

AND WHEREAS the board of directors of Company (the "**Board of Directors**") has determined, after consultation with its financial and legal advisors and following receipt of a recommendation from a special committee of the Board of Directors, that it is in the best interests of Company and the Shareholders (as hereinafter defined) to enter into this Agreement and is recommending that Shareholders vote in favour of the Amalgamation Resolution (as hereinafter defined);

AND WHEREAS contemporaneously herewith, each of the officers and directors and certain Shareholders of Company have duly executed and delivered a support agreement (the "**Support Agreement**") evidencing their agreement to vote in their capacity as shareholders of Company in favour of the transactions contemplated by this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings set forth below.

"**Act**" means the *Business Corporations Act* (Ontario) as now in effect and as it may be amended from time to time prior to the Effective Date.

"**Affiliate**" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an affiliate; "control" as used with respect to any Person, means the possession, directly or indirectly, of the power, in fact, to elect a majority of the directors, management committee or similar managing body of such Person, through the ownership of voting securities.

"**Agreement**", "**this Agreement**", "**herein**", "**hereto**", and "**hereof**" and similar expressions refer to this Agreement, including the Schedules hereto, as the same may be amended or supplemented from time to time.

"**Alternative Transaction**" means (i) any merger, plan of arrangement, amalgamation, take-over bid, tender offer, exchange offer, arrangement, recapitalization, consolidation, reorganization, business combination, liquidation, dissolution or security exchange in respect of Company, (ii) any sale or acquisition of assets of Company representing 10% or more of the fair market value of the assets of Company on a consolidated basis, (iii) any sale or acquisition of shares or other equity interests in the capital of Company representing 10% or more of Company's shares of any class or rights or interests therein or thereto, (iv) any similar business combination or transaction, of or involving Company, or (v) any proposal or offer to, or public announcement of a intention to do, any of the foregoing from any Person other than Parent, excluding the Amalgamation or any transaction to which Parent or an Affiliate of Parent is a party.

"**Amalco**" means the company resulting from the Amalgamation.

"**Amalco Shares**" means common shares in the share capital of Amalco, having the rights, privileges, conditions and restrictions described in the Articles of Amalgamation appended to the Amalgamation Agreement.

"**Amalgamation**" means the amalgamation of Subco with Company under section 174 of the Act pursuant to the Amalgamation Agreement, as contemplated by this Agreement.

"**Amalgamation Agreement**" means the agreement between Parent, Subco and Company in relation to the Amalgamation, dated the date hereof, substantially in the form attached hereto as Schedule "C", as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof.

"**Amalgamation Resolution**" means the special resolution of Shareholders approving the Amalgamation and other related matters, to be substantially in the form set out in Schedule "B" hereto.

"**Annual Financial Statements**" means the annual audited consolidated financial statements of Company for the fiscal years ended on December 31, 2008 and December 31, 2007, true and complete copies of which have been filed on SEDAR.

"**Articles of Amalgamation**" means the articles of amalgamation required under the Act to be filed with the Director in connection with the Amalgamation.

"**Board of Directors**" has the meaning set forth in the recitals to this Agreement.

"**Books and Records**" means the Financial Records and all other books, records, files and papers of Company, including drawings, engineering information, manuals and data; sales and advertising materials, sales and purchase correspondence, trade association files, research and development records; lists of present and former customers and suppliers, personnel, employment and other records, and all records, data and information stored electronically, digitally or on computer-related media.

"**Business Day**" means any day except a Saturday, Sunday or statutory holiday in Toronto, Ontario.

"**Certificate of Amalgamation**" means the certificate of amalgamation issued by the Director in connection with the Amalgamation pursuant to section 178(4) of the Act.

"**Circular**" means the management information circular to be prepared by Company in respect of the Meeting.

"**Common Shares**" means the common shares of Company.

"**Company**" means Vault Minerals Inc.

"**Company Disclosure Letter**" means the letter dated the date of this Agreement from Company to Parent delivered concurrently with this Agreement.

"**Company Plans**" means all agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee compensation, retention or benefit plans, policies or arrangements that are maintained by or binding upon Company.

"**Company Public Disclosure Record**" means documents filed by Company on SEDAR since January 1, 2007 and any amendments or replacements thereof filed between the date hereof and the Effective Date.

"**Company Termination Payment**" has the meaning set out in Section 8.2(b).

"**Confidentiality Agreement**" means the confidentiality agreement dated as of June 11, 2009 between Company and Parent.

"**Contaminant**" means any asbestos, asbestos containing materials or urea formaldehyde, hydrocarbons, chlorinated solvents, polychlorinated biphenyls ("**PCBs**"), PCB-containing equipment or materials, lead, contaminant pollutants, substances of a deleterious, dangerous, hazardous, corrosive or toxic nature, dangerous goods, special subjects, or hazardous waste, or any other substance that is regulated under any applicable Environmental Law with respect to its presence, use, collection, storage, transportation, treatment or disposal.

"**Contract**" means any contract, agreement, commitment, undertaking, licence, note, bond, mortgage, indenture, loan or deed of trust, whether or not in writing, including tenant leases.

"**Depositary**" shall mean Equity Transfer & Trust Company.

"**Director**" means the Director acting under the Act.

"**Dissenting Shareholder**" means a Shareholder who, in connection with the Amalgamation Resolution, has validly exercised the right to dissent pursuant to section 185 of the Act in strict compliance with the provisions thereof and thereby becomes entitled to receive the fair value of his or her Common Shares in cash determined as of the close of business on the day before the adoption of the Amalgamation Resolution and has not withdrawn or been deemed to have withdrawn such exercise of dissent rights, but only in respect of Common Shares in respect of which dissent rights are validly exercised by such holder.

"**Effective Date**" means the date shown on the Certificate of Amalgamation.

"**Effective Time**" means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as Company and Parent, each acting reasonably, may agree to in writing by amending the Amalgamation Agreement.

"**Employees**" means all individuals employed by, or who have entered into a consulting agreement with, Company on a full-time, part-time or temporary basis including all individuals on disability leave, parental leave or other absence from work.

"**Encumbrances**" means any mortgage, trust, lien, pledge, charge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect, encumbrance, right to use or acquire, ownership interest, action, demand or other encumbrance of any nature whatsoever.

"**Environmental Laws**" means all applicable supranational, federal, provincial, municipal, state, local and foreign statutes, laws, by-laws, ordinances, rules, certificates, orders, injunctions, arbitral awards, grants, regulations and other authorizations of any Governmental Authority imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances, wastes or Contaminants in connection with or for or to the protection of human health, occupational health and safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law.

"**Environmental Permit**" means any permit, approval, authorization, licence, certificate, registration, or consent issued by any Governmental Authority pursuant to any Environmental Laws.

"**Fairness Opinion**" means the opinion of Company's financial advisors, CI Capital Markets Inc., addressed to the Special Committee, a complete copy of which shall be attached to the Circular.

"**Financial Records**" means all of the books of account and other financial data and information of Company, and includes all such records, data and information stored electronically, digitally or on computer-related media.

"**Financial Statements**" means the Annual Financial Statements and the Interim Financial Statements.

"**Fully-Diluted Basis**" means, with respect to the number of outstanding Common Shares at any time, such number of Common Shares calculated assuming that all Warrants, Options and other securities exercisable or convertible into Common Shares are exercised or converted, as applicable, for Common Shares.

"**GAAP**" means Canadian generally accepted accounting principles, applied on a consistent basis.

"**Governmental Authority**" means (a) any domestic, federal, state, provincial, territorial, municipal, local, foreign or supranational regulatory authority or government department or agency, commission, ministry, office, court, tribunal, Crown corporation, stock exchange, central bank, or any other similar entity having jurisdiction over the affairs of Company, (b) any subdivision or authority thereof or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

"**Hazardous Substances**" means any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances.

"**Improvements**" means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any Real Property.

"**Intellectual Property**" means all of the rights to and interests of Company in intellectual property including without limitation all copyrights, trademarks, patents, design rights and trade secrets.

"**Interim Financial Statements**" means the unaudited consolidated financial statements of Company for the nine month period ended on September 30, 2009, true and complete copies of which have been filed on SEDAR.

"**Laws**" means all applicable laws including Securities Laws, statutes, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable Party.

"**Leased Premises**" means the Real Property that is leased, subleased, licensed to or otherwise occupied by, Company, including all Improvements situate on, in, under, over or forming part of such Real Property.

"**Legal Proceeding**" means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding

or other similar proceeding, before or by any court or other tribunal or Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.

"**Licence**" means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, Company by any Governmental Authority.

"**Mailing Date**" means the date on which the Circular and the other documents required in connection with the meeting are mailed to the Shareholders.

"**Material Adverse Change**" or a "**Material Adverse Effect**" means in respect of a Person, any change, effect, event or occurrence that is, or would reasonably be expected to, individually or in the aggregate with any other change, effect, event or occurrence, (a) be material and adverse to the business, affairs, properties, operations, claims, rights, privileges, results of operations, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), contingent liabilities, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, (b) prevent such Person from performing its obligations under this Agreement in any material respect, or (c) result in an impairment on the ability of such Person and its Subsidiaries to continue operating the business of such Person and its Subsidiaries after the Effective Time in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that any change, effect, event or occurrence:

(i) relating to general political, economic or financial conditions in Canada (provided that such person is not disproportionately affected by such changes);

(ii) resulting from changes affecting the mineral exploration and development industry in Canada to the extent that they do not disproportionately affect such person and its Subsidiaries;

(iii) relating to any generally applicable change in applicable Laws (including tax laws) or GAAP;

(iv) relating to a change in the market trading price of shares of that Person, provided such change is related to this Agreement and the Amalgamation or the announcement thereof,

shall be deemed not to constitute a "Material Adverse Change" or a "Material Adverse Effect" and shall not be considered in determining whether a "Material Adverse Change" or a "Material Adverse Effect" has occurred.

"**Material Contract**" means any contract to which Company is a party or by which Company or its properties or assets are bound that: (a) provides for obligations of Company exceeding $100,000; (b) if terminated, would reasonably be expected to have a Material Adverse Effect on Company; (c) is a contract that contains any non-competition obligations or otherwise restricts in any material way the business of Company; (d) is a contract pursuant to which Company provides an indemnification to any other person (other than Company, or a director or officer of Company), (e) is for borrowed money; (f) contains a guarantee of an obligation of a third party;

(g) provides for termination, payment or other event to occur as a result of the transactions contemplated hereby in any manner; or (h) is otherwise material to Company.

"**Meeting**" means the special meeting of Shareholders to be scheduled and held not later than April 30, 2010 including any adjournment or postponement thereof permitted under this Agreement) that is to be convened to consider and, if deemed advisable, to approve, inter alia, the Amalgamation Resolution.

"**Mineral Properties**" means all of the material mineral properties of Company, all of which are listed in the Company Disclosure Letter.

"Mining Rights" has the meaning set forth in Section 4.20(a).

"**Misrepresentation**" means an untrue statement of a material fact or an omission to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

"**Objecting Shareholders**" means a Shareholder who, in connection with the Amalgamation Resolution, has sent Company a written objection to the Amalgamation Resolution in accordance with section 185 of the Act.

"**Officer Obligations**" means any obligations or liabilities of Company in existence on the date hereof to pay any amount to its officers and/or directors (other than for salary, benefits and directors' fees in the ordinary course) and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Company to officers and/or directors for severance or termination payments on a change of control of Company pursuant to any employment agreements or otherwise in existence on the date hereof.

"**Options**" means any options to acquire Common Shares issued pursuant to Company's Stock Option Plan.

"**Outside Date**" means May 30, 2010, or such later date as may be agreed to in writing by Parent and Company.

"**Parent**" means Queenston Mining Inc.

"**Parent Annual Financial Statements**" means the audited annual consolidated financial statements of Parent for the fiscal years ended December 31, 2008 and December 31, 2007, true and complete copies of which have been filed on SEDAR.

"**Parent Disclosure Letter**" means the letter dated the date of this Agreement from Parent to Company delivered concurrently with this Agreement.

"**Parent Financial Statements**" means the Parent Annual Financial Statements and the Parent Interim Financial Statements.

"**Parent Interim Financial Statements**" means the unaudited interim financial statements of Parent as at and for the nine months ended September 30, 2009.

"**Parent Material Contract**" means any contract to which Parent is a party or by which it or its properties or assets are bound that: (a) provides for obligations of Parent exceeding $1,000,000; (b) if terminated, would reasonably be expected to have a Material Adverse Effect on Parent; (c) is a contract that contains any non-competition obligations or otherwise restricts in any material way the business of Parent; (d) is a contract pursuant to which Parent provides an indemnification to any other person (other than Parent or a director or officer of Parent), (e) is for borrowed money; (f) contains a guarantee of an obligation of a third party; or (g) is otherwise material to Parent.

"**Parent Public Disclosure Record**" means documents filed by Parent on SEDAR after January 1, 2007 and any amendments or replacements thereof filed between the date hereof and the Effective Date.

"**Parent Shares**" means common shares in the share capital of Parent.

"**Parties**" means Parent and Company, and "**Party**" means either of them.

"**Person**" means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person's capacity as executor, administrator or other legal representative.

"**Personal Information**" means information about an identifiable individual as defined in the respective Privacy Law.

"**Premises Lease**" means a lease, an agreement to lease, a sublease, a license agreement and an occupancy or other agreement under which Company has the right, or Company has granted to another Person the right, to use or occupy any Leased Premises.

"**Privacy Law**" means the *Personal Information Protection and Electronic Documents Act* (Canada), the *Freedom of Information and Protection of Privacy Act* (Ontario) and any comparable Law of any other province or territory of Canada.

"**Real Property**" means: (a) the Leased Premises; and (b) any ownership interest in any lands (together with all easements, rights-of-way and interests appurtenant to them) and the Improvements thereon.

"**Recommendation**" means the unanimous recommendation of the Board of Directors to Shareholders to vote in favour of the Amalgamation Resolution.

"**Release**" means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or migrating to, into or through the environment.

"**Representatives**" of a Person means such Person's officers, directors, employees, advisors, representatives and agents.

"**Response Period**" has the meaning set forth in Section 6.2(a)(iv).

"**Securities Authorities**" means the TSXV, TSX and the applicable securities commissions or similar regulatory authorities in Canada and each of the provinces thereof.

"Securities Laws" means all applicable Canadian provincial and territorial securities laws.

"**SEDAR**" means the System for Electronic Document Analysis and Retrieval operated by the Canadian Securities Administrators.

"**Shareholders**" means the registered or beneficial holders of the issued and outstanding Common Shares.

"**Special Committee**" means the special committee of the Board of Directors formed to consider the transactions contemplated hereby.

"**Stock Option Plan**" means, collectively, the Company's Stock Option Plan as approved on June 25, 2004, as amended, supplemented or replaced from time to time, and any other plan, agreement or arrangement that has been approved by shareholders that provides for the issuance of options to acquire Common Shares.

"**Subco**" means 2236019 Ontario Inc., a corporation existing under the laws of Ontario and a wholly owned Subsidiary of Parent.

"**Subsidiary**" means, with respect to any Person, (i) any corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time shares of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

"**Superior Proposal**" means a *bona fide* Alternative Transaction that:

(i) is made in writing after the date hereof;

(ii) did not result from the breach of Article 6;

(iii) is made for not less than 66 ⅔% of the consolidated assets of Company by book value as shown on the most recent balance sheet filed by Company on SEDAR or not less than all of the Common Shares;

(iv) in respect of which the Board of Directors has determined in good faith, after receipt of advice from its outside legal counsel, that failure to recommend such Alternative Transaction to Shareholders would be inconsistent with its fiduciary duties;

(v) is not subject to a due diligence or access condition;

(vi) in the good faith determination of the Board of Directors, after consultation with its outside legal and financial advisors:

(A) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Shareholders from a financial point of view than the Amalgamation (taking into account any amendment to this Agreement offered by Parent pursuant to Section 6.2(b));

(B) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; and

(C) in respect of which the person making such Alternative Transaction has provided confirmation that it has secured sufficient financing to complete the transaction contemplated by such Alternative Transaction, subject to customary conditions.

"**Superior Proposal Notice**" has the meaning set out in Section 6.2(a)(iii).

"**Support Agreement**" has the meaning set out in the recitals.

"**Swaps**" means any transaction that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, hedge, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions).

"**Tax Act**" means the *Income Tax Act* (Canada), as amended.

"**Tax Returns**" means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

"**Taxes**" means all taxes, duties, fees, premiums, assessments, levies and other fees of any kind whatsoever levied by any Governmental Authority, or to be paid, under any tax laws, including income tax, value added tax, goods and services tax, sales tax, employment tax, health tax, royalties, tax deductions, property tax, corporate tax, tax on capital, customs duties, transfer fees, stamp duty, compulsory contributions pursuant to a social security system due and payable and/or required to be withheld from compensation paid or accrued by Company to their employees.

"**Termination Payment**" has the meaning set forth in Section 8.2(a).

"**TSX**" means the Toronto Stock Exchange.

"**TSXV**" means the TSX Venture Exchange.

"**Warrants**" means the 4,215,091 common share purchase warrants of Company each exercisable to acquire one previously unissued Common Share ranging in expiry dates from May 29, 2010 to November 26, 2011 and ranging in exercise price from $0.20 to $0.35.

1.2 Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3 Deemed Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4 Headings, etc.

The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5 Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.7 Certain Expressions

The terms "material" and "materially" shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its affiliates, associates and other related entities, taken as a whole. The terms "including" or "includes" shall, when used in this Agreement, be construed to mean including or includes without limitation. References to "herein", "hereby", "hereunder", "hereof" and similar

expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement.

1.8 Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Amalgamation.

1.9 Knowledge

In this Agreement, the phrase "to the knowledge of Company" or other similar phrases means such knowledge as is actually known to, or which would have or should have come to the attention of, the senior officers of Company who have overall responsibility for, or knowledge of, the matters relevant to such statement.

1.10 Incorporation of Schedules and Exhibit

The Schedules and Exhibit attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule "A"	Conditions Precedent
Schedule "B"	Amalgamation Resolution
Schedule "C"	Amalgamation Agreement

ARTICLE 2
AMALGAMATION

2.1 Terms of Amalgamation

Company and Parent covenant and agree that the Amalgamation will be implemented in accordance with and subject to the terms hereof and as more fully set forth in the Amalgamation Agreement, including, without limitation, as follows:

(a) At the Effective Time, Subco and Company shall be amalgamated and shall continue as one company, being Amalco, pursuant to the provisions of Section 174 of the Act.

(b) At the Effective Time:

   (i) each of the Common Shares outstanding immediately prior to the Effective Time shall be cancelled and each holder thereof (other than Parent) shall receive in exchange 0.1 of a Parent Share; and

(ii) each of the common shares of Subco outstanding immediately prior to the Effective Time shall be converted into Amalco Shares, on the basis of one issued, fully paid and non-assessable Amalco Share for each issued and outstanding common share of Subco.

(c) Fractional Parent Shares will not be issued under the Amalgamation. Where the aggregate number of Parent Shares to be issued to any Shareholder under the Amalgamation would result in a fraction of a Parent Share being issuable, the number of Parent Shares to be issued to such Shareholder will be rounded down to the next whole number.

(d) Each of Company's Option holders will have an Option to purchase upon the exercise of such Options after the Effective Time in accordance with the terms of such Options, and will accept on the exercise of such Option in lieu of the number of Common Shares such holder would otherwise have been entitled to purchase, the number of Parent Shares that such holder would have been entitled to receive as a result of the Amalgamation, if at the Effective Time such holder had been the holder of the number of Common Shares to which such holder was entitled upon such exercise immediately prior to the Effective Time, and otherwise on the same terms and conditions as the Options.

(e) Upon the exercise of any Warrants after the Effective Time, the holder of any such Warrants will be entitled to receive, in lieu of the number of Common Shares to which such holder was theretofore entitled upon such exercise, that number of Parent Shares that such holder would have been entitled to receive as a result of the Amalgamation, as if such holder had been the registered holder of the number of Common Shares to which such holder was entitled upon exercise thereof immediately prior to the Effective Time and otherwise on the same terms and conditions as the Warrants.

2.2 Meeting

Subject to the terms hereof, Company covenants and agrees in favour of Parent that Company shall:

(a) establish a record date for (both for notice of, and voting at, the Meeting), duly call, give notice of, convene and hold the Meeting as soon as reasonably practicable, and use its reasonable best efforts to ensure that the Mailing Date has occurred by March 30, 2010 and to hold the Meeting by no later than April 30, 2010;

(b) subject to Section 6.2(f), not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Meeting without Parent's prior written consent, not to be unreasonably withheld, except as required for quorum purposes or by applicable Law;

(c) not propose or submit for consideration at the Meeting any business other than the Amalgamation Resolution without Parent's prior written consent;

(d) use commercially reasonable efforts to obtain the approval of the Shareholders of the Amalgamation Resolution and cooperate with Parent, at its request, in soliciting proxies on behalf of management of Company pursuant to the Circular, in accordance with the Act, including, if so requested by Parent, acting reasonably, at Parent's sole expense, using dealer and proxy solicitation services and cooperating with any Persons engaged to solicit proxies in favour of the approval of the Amalgamation Resolution;

(e) advise Parent as Parent may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Meeting, as to (i) the aggregate tally of the proxies received by Company in respect of the Amalgamation Resolution and the manner in which such proxies have been voted and (ii) any exercises by Shareholders of their rights of dissent under section 185 of the Act; and

(f) consult with Parent and Parent's Representatives and counsel in setting the date of the Meeting and allow Parent's Representatives and counsel to attend the Meeting.

2.3 Company Approval of the Amalgamation

Company represents and warrants to and in favour of Parent (and acknowledges that Parent is relying upon such representations and warranties in connection with the matters contemplated by this Agreement) that, as of the date hereof:

(a) the Board of Directors has determined unanimously that the Amalgamation is fair to Shareholders and that the Amalgamation is in the best interests of Company, and, accordingly, has unanimously approved the entering into of this Agreement and the Amalgamation Agreement, and the making of a Recommendation that Shareholders vote all of their Common Shares in favour of the Amalgamation Resolution;

(b) each member of the Board of Directors and each officer has indicated his or her intention to vote all of his or her Common Shares in favour of the Amalgamation Resolution and has agreed that the joint press release to be issued by Company and Parent announcing the Amalgamation may reference such statement of intention and that references to such intention may be made in the Circular; and

(c) Company has received a verbal fairness opinion from its financial advisor that the consideration being offered pursuant to the Amalgamation to the Shareholders is fair from a financial point of view.

2.4 Parent Approval of the Amalgamation

Parent represents and warrants to and in favour of Company (and acknowledges that Company is relying upon such representations and warranties in connection with the matters contemplated by this Agreement) that, as of the date hereof, the board of directors of Parent has unanimously approved the entering into of this Agreement and the Amalgamation Agreement.

2.5 Circular

(a) Company shall have responsibility for preparing the Circular, provided that Company acknowledges that Parent shall have input as to form and content in the preparation of the Circular, together with any other documents required by Securities Laws or other applicable Laws in connection with the Amalgamation and the Meeting.

(b) Company shall cause the Circular and other documentation required in connection with the Meeting to be sent to each Shareholder (and all such other Persons as may be required) and filed as required by applicable Laws as soon as reasonably practicable having regard to Section 2.2(a); provided that Company shall obtain Parent's prior written consent, which consent shall not be unreasonably withheld, prior to sending or filing the Circular and other documentation required in connection with the Amalgamation.

2.6 Securities and Corporate Compliance

Company shall diligently do all such acts and things as may be necessary to comply with *National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer* in relation to the Meeting and, without limiting the generality of the foregoing, if requested by Parent shall use commercially reasonable efforts to accelerate the timing contemplated by such instrument pursuant to section 2.20 thereof.

2.7 Preparation of Filings

(a) Parent shall furnish Company all such information concerning Parent as may be required in connection with Sections 2.5 and 2.6, and covenants that no information so furnished by it will contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make any information so furnished not misleading in light of the circumstances in which it is furnished.

(b) Company shall ensure that the Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that, at the date of the mailing of the Circular to Shareholders and at the date of the Meeting the Circular does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Without limiting the generality of the foregoing, Company shall ensure that the Circular provides Shareholders with information in sufficient detail to enable reasonable shareholders to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

(c) Company shall promptly notify Parent if at any time before the Effective Time it becomes aware that the Circular contains any misrepresentation that is likely to affect the market price of the Common Shares, or any untrue statement of a material fact or omits to state a material fact required to be stated therein or

necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Circular otherwise requires an amendment or supplement. In any such event, Company shall prepare a supplement or amendment to the Circular or such other document, as required and as the case may be and, if required, shall cause the same to be distributed to Shareholders (and other applicable Persons) and/or filed with the relevant Governmental Authorities.

2.8 Change of Board

On the Effective Date, Company shall secure the resignations of all of its directors.

2.9 Payment of Consideration

Parent will, following receipt of any requisite regulatory approvals and immediately prior to the filing by Subco of the Articles of Amalgamation with the Director, provide the Depositary with a sufficient number of Parent Shares in escrow to complete all of the transactions contemplated by the Amalgamation and Company acknowledges that such provision may be made by way of a treasury order.

2.10 Filing of Articles of Amalgamation

Upon the satisfaction or waiver of the conditions set forth in Sections 2.11 and 2.12 and provided that this Agreement is not otherwise terminated in accordance with its terms, a director of Subco shall file with the Director the Articles of Amalgamation and such other documents as may be required under the Act to give effect to the Amalgamation.

2.11 Mutual Conditions Precedent

The respective obligations of the Parties hereto to complete the Amalgamation and the other transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Time, of the following conditions precedent, each of which may be waived only by the mutual consent of Company and Parent:

(a) the Amalgamation Resolution shall have been approved at the Meeting by at least two-thirds of the votes cast on the Amalgamation Resolution by Shareholders present in person or represented by proxy at the Meeting;

(b) there shall be no proceeding, of a judicial or administrative nature or otherwise in progress (or threatened in writing by a Governmental Authority) that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would reasonably be expected to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation in accordance with its terms;

(c) Parent Shares issuable pursuant to the Amalgamation (including any Parent Shares issuable upon exercise of the Options or Warrants (post-Amalgamation)) shall have been approved for listing on the TSX, subject only to the filing of

required documentation, notice of issuance and other standard requirements of the TSX;

(d) no applicable Law shall be in effect that prohibits the consummation of the Amalgamation; and

(e) this Agreement shall not have been terminated in accordance with its terms.

2.12 Additional Conditions Precedent to the Obligations of Parent

The obligations of Parent to complete the Amalgamation and the other transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Time, of the conditions precedent set out in Schedule "A" hereto (each of which is for Parent's exclusive benefit and may be waived by Parent and any one or more of which, if not satisfied or waived, will relieve Parent of any obligation under this Agreement).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Company as set forth below and acknowledges that Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

3.1 Organization and Qualification

(a) Each of Parent and Subco is an entity duly incorporated or formed and organized and validly existing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own the assets it currently owns and to carry on its business as it is now being conducted.

(b) No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made or is required, with respect to Parent. Parent has not entered into any moratorium agreement or similar agreement with its creditors. Parent has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of Parent have been seized or confiscated by or on behalf any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to Parent or its assets. To the knowledge of Parent, there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section 3.1(b).

3.2 Authority Relative to this Agreement

Parent has the requisite power and authority to enter into this Agreement and the Amalgamation Agreement and to perform and carry out its obligations hereunder and thereunder. Subco has the requisite power and authority to enter into the Amalgamation Agreement and to perform and carry out its obligation thereunder. The execution and delivery of this Agreement and the

Amalgamation Agreement by Parent and the completion by Parent of the transactions contemplated hereby have been duly authorized by the board of directors of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

3.3 No Violations

(a) None of the execution and delivery of this Agreement and the Amalgamation Agreement by Parent, the completion of the transactions contemplated hereunder and thereunder nor the fulfilment and compliance by Parent with any of the terms and provisions hereof will:

(i) violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of:

(A) the articles of incorporation or any other constating documents of Parent; or

(B) any material Contract to which Parent is a party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or materially adversely affect Parent's ability to perform its obligations hereunder; or

(C) any applicable Laws, except to the extent that the violation or breach of, under, any applicable Laws, would not reasonably be expected to have a Material Adverse Effect on Parent;

(ii) subject to compliance with the statutes and policies referred to in Section 3.3(b) below, violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to Parent, except as would not, individually or in the aggregate, materially adversely affect Parent's ability to perform its obligations hereunder.

(b) Other than in connection with or in compliance with the provisions of applicable Securities Laws, the policies of the TSX and the TSXV, and except as otherwise contemplated herein: (i) there is no legal impediment to Parent's consummation of the transactions contemplated by this Agreement; and (ii) no authorization, approval, licence, permit, order, authorization of, or registration, declaration or filing with, any third party or Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the performance of its obligations hereunder.

3.4 Capitalization

(a) Parent is authorized to issue an unlimited number of Parent Shares. As of February 28, 2010, there are 61,899,198 issued and outstanding Parent Shares and stock options to acquire an aggregate of 5,235,500 Parent Shares outstanding under the stock option plan of Parent. As of February 28, 2010, there are 4,828,856 common share purchase warrants issued and outstanding exercisable to acquire an aggregate of 4,828,856 Parent Shares. All outstanding Parent Shares and the Parent Shares to be issued on exercise of Parent's options and warrants have been duly authorized. All outstanding Parent Shares are, and the Parent Shares to be issued on exercise of Parent's options will be when issued, validly issued and outstanding as fully paid and non-assessable common shares, free of pre-emptive rights. All securities of Parent (including the Parent Shares, the options and warrants) have been issued in compliance, in all material respects, with applicable Securities Laws. As of February 28, 2010, upon exercise of the options and warrants for Parent Shares, there shall be no more than 71,963,554 Parent Shares outstanding on a Fully-Diluted Basis.

(b) Except for the stock options and share purchase warrants outstanding as of the date February 28, 2010, there are no options, rights, warrants or other Contracts of any character whatsoever requiring or permitting the issuance, sale or transfer by Parent of any securities of Parent or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Parent. In addition, there are no bonds, debentures or other evidence of indebtedness of Parent outstanding having a right to vote with shareholders of Parent on any matter.

3.5 Parent Shares

Parent has reserved a sufficient number of Parent Shares for issuance upon the completion of the Amalgamation, and upon the exercise of the Warrants and Options. Parent Shares to be issued in connection with the Amalgamation will be duly and validly issued by Parent on their respective dates of issue as fully paid and non assessable securities.

3.6 No Material Adverse Change

Since September 30, 2009, except as disclosed in the Parent Public Disclosure Record there has not been any material change in the assets, liabilities or obligations (absolute, contingent or otherwise) of Parent (on a consolidated basis) from the position set forth in Parent Interim Financial Statements, nor has there been any Material Adverse Change in respect of Parent.

3.7 Conduct of Business

Since December 31, 2008, except as disclosed in Parent Interim Financial Statements, Parent has carried on its business, in all material respects, in the ordinary course, and Parent has not:

(a) made any change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books

and its earnings and profits and losses are ascertained other than as required by GAAP;

(b) declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to shareholders of Parent or incurred any material indebtedness for borrowed money or any other material liability or obligation or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other Person (other than in respect of Parent) or made any loans or advances, except in the ordinary course of business consistent with past practices;

(c) transferred, assigned, sold or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practices;

(d) purchased, redeemed or otherwise acquired any common shares of Parent or agreed to do so; or

(e) entered into or become bound by any Contract, or made or authorized any capital expenditure, in either case under which Parent has any obligations as of the date hereof or involving, or that may result in the payment of money by Parent, of an amount in excess of $1,000,000, except for expenditures included in the terms of the flow-through share agreements of March and September, 2009.

3.8 Licences

Parent is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated. The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority material to the current operation of the business of Parent and are held by Parent. Parent is conducting its business in accordance with all terms and conditions of the Licences and materially in compliance with applicable Laws. All the Licences are valid and are in full force and effect, Parent is not in violation of any term or provision or requirement of any Licence, material to the operation of the business of Parent. No Person has commenced or, to the knowledge of Parent, threatened to commence proceedings to revoke, amend or impose conditions in respect of, any Licence.

3.9 Parent Material Contracts

Neither Parent nor, to the knowledge of Parent, any of the other parties thereto, is in default or breach of, nor has Parent received any notice of default or breach of, or termination under, any Parent Material Contract, and, to the knowledge of Parent, there exists no state of facts that after notice or lapse of time or both would constitute a default or breach of such Parent Material Contract. No consent is required under any Parent Material Contract in connection with the Agreement or any of the transactions contemplated hereby, nor can any Parent Material Contract be terminated in the event such transactions are consummated.

3.10 Assets

Parent is the absolute legal and beneficial owner of, and has good and marketable title to, all of its material assets (except where such assets are leased, licensed or are otherwise held pursuant to a lesser interest) free of all Encumbrances and no other property rights are necessary for the conduct of a material portion of the business of Parent, and there are no restrictions on the ability of Parent to use, transfer or otherwise exploit such property rights, except for normal course approvals from Governmental Authorities, Parent has not been notified of a claim that might or could adversely affect their respective rights to use, transfer or otherwise exploit such property rights and Parent does not have any responsibility or obligation to pay any commission, royalty, licence, fee or similar payment to any Person with respect to the property rights thereof outside the ordinary course of business.

3.11 Reports

(a) The Parent Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise indicated in such Financial Statements and the notes thereto) and fairly present in accordance with GAAP, the assets, liabilities and financial condition of Parent on a consolidated basis as at the dates indicated and the revenue, earnings and results of operations of Parent on a consolidated basis for the specified period and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Parent. The Parent maintains a system of internal accounting controls that provides reasonable assurance that transactions are executed in accordance with management's authorizations and facilitates the preparation of the Parent Financial Statements.

(b) The documents comprising the Parent Public Disclosure Record, as of their respective dates, (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, except where any such non-compliance would not result in a Material Adverse Change in respect of Parent. Parent has not filed any confidential material change report with the Securities Authorities that at the date hereof remains confidential.

3.12 No Undisclosed Material Liabilities

Except: (a) as disclosed or reflected in Parent Interim Financial Statements; and (b) for liabilities and obligations: (i) incurred in the ordinary and normal course of business since September 30, 2009; or (ii) pursuant to the terms of this Agreement, Parent has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by GAAP to be reflected on the balance sheet of Parent) that have constituted or would be reasonably likely to constitute a Material Adverse Change in respect of Parent.

3.13 No Guarantees or Indemnities

Parent is not a party to or bound by any agreement of guarantee, indemnification or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person, other than (a) the indemnification of directors and officers in accordance with the by-laws of Parent and applicable Laws, and (b) standard indemnities and warranties in agreements entered into by Parent in the ordinary course of business, the performance of which by Parent would not reasonably be expected to have a Material Adverse Change in respect of Parent.

3.14 No Shareholder Agreement

Parent is not a party to, or aware of any shareholders of Parent being party to, any shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of Parent.

3.15 Litigation

There is no Legal Proceeding in progress or, to the knowledge of Parent, threatened against or affecting Parent. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding against or affecting Parent.

3.16 Reporting Issuer Status

Parent is a reporting issuer under and is in compliance in all material respects with, the Securities Laws of each of the Provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec. No delisting, suspension of trading in or cease trading order with respect to the common shares of Parent and, to the knowledge of Parent, no inquiry, review or investigation (formal or informal) of any Securities Authority, is in effect or ongoing.

3.17 Business in Compliance with Laws

(a) The operations of each of Parent are conducted, in all material respects, in compliance with all Laws of each jurisdiction in which Parent carries on its business and Parent or has not received any notice of any violation of any such Laws, except for any such non-compliance or violations that would not reasonably be expected to cause Material Adverse Change in respect of Parent.

(b) To the knowledge of Parent, there is no pending or contemplated change to any applicable Law that would reasonably be expected to cause a Material Adverse Change in respect of Parent.

3.18 Tax Matters

(a) Parent has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Authorities and all such Tax Returns were, at the time of filing, complete and correct in all material respects. No such Tax Returns have been amended.

(b) Parent has duly and timely paid all Taxes due or payable by it whether or not assessed by the appropriate Governmental Authority. The Parent has duly and timely paid all instalments on account of Taxes for the current year that are due or payable by it whether or not assessed. The Parent Financial Statements contain an adequate provision in accordance with GAAP for all amounts of Taxes payable in respect of each period covered by such Financial Statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. On a consolidated basis, Parent has made adequate provision in accordance with GAAP in its books and records for amounts at least equal to the amount of all Taxes due or payable by Parent that will not be due or payable by the Effective Time in respect of any period subsequent to the period covered by such Financial Statements and that relate to the periods ending on or prior to the Effective Time.

(c) Parent has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(i) to file any Tax Return covering any Taxes for which Parent is or may be liable;

(ii) to file any elections, designations or similar filings relating to Taxes for which Parent is or may be liable;

(iii) Parent is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv) any Governmental Authority may assess or collect Taxes for which Parent is or may be liable.

(d) There are no proceedings, investigations, assessments, reassessments, actions, suits, audits or claims now pending or threatened against Parent in respect of any Taxes. There are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes and Parent has not received any notification that any issues involving Taxes have been raised by any Governmental Authority. No Tax liens exist for Taxes of Parent. Parent is not a party to any agreement or arrangement with any Person (other than with Parent) or any Tax authority pursuant to which Parent has or could have any liabilities in respect of Taxes. Parent has not received a refund of any Taxes to which it was not entitled.

(e) Parent has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

(f) No debt or other obligation to pay an amount by Parent has been settled or extinguished without payment by the debtor of an amount at least equal to the outstanding principal amount of the debt or obligation.

(g) There is no deductible outlay or expense owing by Parent to a Person with whom it was not dealing at arm's length at the time the outlay or expense was incurred that is unpaid and which will be included in Parent's income for any taxation year ending on or after the date hereof.

(h) No claim is outstanding by or is expected from any Governmental Authority in a jurisdiction in which Parent does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Parent is not required to file any Tax Returns in any jurisdiction outside Canada.

(i) The financial statements of Parent as at December 31, 2008 and September 30, 2009 set forth and accurately describe the amount of loss carry forwards, flow-through expenditure commitments of Parent available for deduction or utilization in periods ending after the date thereof.

3.19 Environmental Matters

(a) Parent is currently operating in compliance with all applicable Environmental Laws, except to the extent that a failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) All material Environmental Approvals which are necessary under any applicable Environmental Law for the ownership and current operations by Parent of the real property, assets, mines and other facilities owned or used by Parent and all of the properties related thereto have been duly obtained, made or taken and are in full force and effect, are not subject to further Environmental Approvals or appeal, or to the knowledge of Parent, any pending or threatened legal or administrative proceedings, and there are to the knowledge of Parent, no proposals to amend, revoke or replace such material Environmental Approvals.

(c) Parent has not, and to the knowledge of Parent, no past or present lessee, owner, occupant, licensee or other Person have used the Real Property to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws and except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent or, to the knowledge of Parent, any other Person in control of any Real Property has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Real Property, except in compliance with all Environmental Laws, and except to the extent that a failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Parent. All Hazardous Substances handled, recycled, disposed

of, treated or stored in connection with the use or operation of the Real Property by Parent, on or off site of the Real Property have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws while Parent has been in possession of the Real Property except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there are no Hazardous Substances at, in, on, under or migrating from the Real Property except in material compliance with all Environmental Laws.

(d) Parent has not treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (A) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (B) to the knowledge of Parent, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or (C) to the knowledge of Parent, the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against Parent. To the knowledge of Parent, no site or facility now or previously owned, operated or leased by Parent is proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is the subject of Remedial Action.

(e) Except to an extent that would not reasonably be expected to have a Material Adverse Effect on Parent, Parent has not caused or permitted the Release of any Hazardous Substances on or to any of the Real Property in such a manner as: (A) would be reasonably likely to impose Liability for cleanup, natural resource damage, loss of life, personal injury, nuisance or damage to other property; or (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the Real Property or the assets of Parent.

(f) Except to an extent that would not reasonably be expected to have a Material Adverse Effect with respect to Parent, Parent has not received from any Person or Governmental Entity any notice, formal or informal, of any, nor to the knowledge of Parent is there any pending or threatened, infraction, proceeding, action or other claim, Liability or potential Liability arising under any Environmental Law that is pending as of the date hereof.

3.20 Insurance

The Parent Disclosure Letter sets forth and describes all insurance policies currently maintained by Parent, including a brief description of the type of insurance, the name of the insurer, coverage limits, amount of deductible, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and Parent is entitled to all rights and benefits thereunder. There are no pending claims under any of such insurance policies. Parent has not failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of Parent, there are no

circumstances which might entitle Parent to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers. No claim under any of such insurance policies has been made by Parent.

3.21 Related Party Transactions

Other than as set forth in the Parent Disclosure Letter, there are no Contracts or other transactions currently in place between Parent, on the one hand, and any officer or director of Parent, or any Person who owns 10% or more of the Common Shares on a Fully-Diluted Basis, on the other hand.

3.22 Privacy Laws

Parent has complied in all material respects at all times with all Privacy Laws in connection with Parent's collection, use and disclosure of Personal Information by Parent in conducting its business; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

3.23 Residency

Parent is not a "non-resident" within the meaning of the Tax Act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent as set forth below and acknowledges that Parent is relying upon these representations and warranties in connection with the entering into of this Agreement.

4.1 Organization and Qualification

(a) Company is an entity duly incorporated, continued, amalgamated or formed and organized and validly existing under the laws of its jurisdiction of formation, continuance, incorporation or organization, as the case may be, has the requisite power and authority to own or lease its property and assets and to carry on its business as it is now being conducted, and is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties (owned or leased), or the nature of its activities make such registration necessary. Company is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in the Company Disclosure Letter.

(b) Company does not have any Subsidiaries nor an equity interest in any Person.

(c) No bankruptcy, insolvency, liquidation or similar proceedings (whether mandatory or voluntary) are pending, and no filing for such proceedings has been made or is required, with respect to Company. Company has not entered into any moratorium agreement or similar agreement with its creditors. Company has not

stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any jurisdiction. No assets of Company have been seized or confiscated by or on behalf any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending or threatened with respect to Company or its assets. To the knowledge of Company, there are no facts or events which may reasonably be expected to result in any proceedings or other events as referred to in this Section 4.1(c).

4.2 Authority Relative to this Agreement

Company has the requisite power and authority to enter into this Agreement and the Amalgamation Agreement and to perform and carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Amalgamation Agreement by Company and the completion by Company of the transactions contemplated hereby have been duly authorized by the Board of Directors, and no other proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby other than (i) the approval by the Board of Directors of the Circular and (ii) the approval by Shareholders of the Amalgamation Resolution. This Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3 No Violations

(a) None of the execution and delivery of this Agreement and the Amalgamation Agreement by Company, the completion of the transactions contemplated hereunder and thereunder nor the fulfilment and compliance by Company with any of the terms and provisions hereof will:

(i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under any of the terms, conditions or provisions of:

(A) the articles of incorporation of Company; or

(B) any material Contract to which Company is a party, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company; or

(C) any applicable Laws, except to the extent that the violation or breach of, under, any applicable Laws, would not reasonably be expected to have a Material Adverse Effect on Company;

(ii) subject to compliance with the statutes and policies referred to in Section 4.3(b), violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to Company, except, as would not individually or in the aggregate reasonably be expected to cause a Material Adverse Change in respect of Company; or

(iii) give rise to any rights of first refusal or trigger any change in control provisions or any restriction or limitation under any such Contract, or result in the imposition of any Encumbrance, upon any of Company's assets, except as would not, reasonably be expected to have a Material Adverse Change in respect of Company;

(b) Other than in connection with or in compliance with the Securities Laws, the policies and by-laws of the TSX, and the TSXV and except as otherwise contemplated herein: (i) there is no legal impediment to Company's consummation of the transactions contemplated by this Agreement; and (ii) no authorization, approval, license, permit, order, authorization of, or registration, declaration or filing with Governmental Authority is required to be obtained or made by Company in connection with the performance of its obligations hereunder.

4.4 Capitalization

(a) Company is authorized to issue an unlimited number of Common Shares. As at the date hereof, there are 40,204,543 issued and outstanding Common Shares, Warrants exercisable to acquire an aggregate of 4,215,091 Common Shares, and Options to acquire an aggregate of 4,675,000 Common Shares. All outstanding Common Shares and the Common Shares to be issued on exercise of the Options and Warrants have been duly authorized. All outstanding Common Shares are, and the Common Shares to be issued on exercise of the Options and Warrants will be when issued, validly issued and outstanding as fully paid and non-assessable Common Shares, free of pre-emptive rights. All securities of Company (including the Common Shares, the Warrants and the Options) have been issued in compliance, in all material respects, with applicable Securities Laws. As of the date hereof, upon exercise of the Options and Warrants for Common Shares, there shall be no more than 49,094,634 Common Shares outstanding on a Fully-Diluted Basis.

(b) Except for the Options and the Warrants or otherwise set out in the Company Disclosure Letter, there are no options, rights, warrants or other Contracts of any character whatsoever requiring or permitting the issuance, sale or transfer by Company of any securities of Company described in Section 4.4(a) (including Common Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of Company (including Common Shares). In addition, there are no bonds, debentures or other evidence of indebtedness of Company outstanding having a right to vote with Shareholders on any matter.

4.5 No Material Adverse Change

Since September 30, 2009, except as disclosed in the Company Public Disclosure Record, there has not been any material change in the assets, liabilities or obligations (absolute, contingent or otherwise) of Company (on a consolidated basis) from the position set forth in the Interim Financial Statements nor has there been any Material Adverse Change in respect of Company.

4.6 Brokerage Fees

Company has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby, Company has delivered to Parent true and correct copies of all agreements between Company and its financial advisers which could give rise to a payment of any fees to such financial advisor. Company has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agents' commission or other forms of compensation with respect to the transactions contemplated by this Agreement.

4.7 Conduct of Business

Since December 31, 2008, except as disclosed in the Interim Financial Statements, Company has carried on its business, in all material respects, in the ordinary course, and Company has not:

(a) made any change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained other than as required by GAAP;

(b) declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to Shareholders or incurred any material indebtedness for borrowed money or any other material liability or obligation or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other Person (other than in respect of Company) or made any loans or advances, except in the ordinary course of business consistent with past practices;

(c) transferred, assigned, sold or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practices;

(d) increased the compensation paid or payable to its Employees or changed the benefits, severance or change of control previsions to which such Employees and former employees are entitled under any employee benefit plan or created any new employee benefit plan or modified, amended or terminated any existing employee benefit plan for any such employees other than increases or changes made in the ordinary course of business consistent with past practices;

(e) purchased, redeemed or otherwise acquired any Common Shares or agreed to do so; or

(f) except as disclosed in the Company Disclosure Letter, entered into or become bound by any Contract, or made or authorized any capital expenditure, in either case under which Company has any obligations as of the date hereof or involving, or that may result in the payment of money by Company, of an amount in excess of $25,000.

4.8 Licences

Company is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned, leased and operated. The Licences are the only licences, permits, approvals or evidences of authority of any Governmental Authority material to the current operation of the business of Company and are held by Company free and clear of any and all Encumbrances. Company is conducting its business in accordance with all terms and conditions of the Licences and materially in compliance with applicable Laws. All the Licences are valid and are in full force and effect, Company is not in violation of any term or provision or requirement of any Licence, material to the operation of the business of Company, taken as a whole. No Person has commenced or, to the knowledge of Company, threatened to commence proceedings to revoke, amend or impose conditions in respect of, any Licence.

4.9 Reports

(a) The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise indicated in such Financial Statements and the notes thereto) and fairly present in accordance with GAAP, the assets, liabilities and financial condition of Company as at the dates indicated and the revenue, earnings and results of operations of Company on a consolidated basis for the specified period and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Company. Company maintains a system of internal accounting controls that provides reasonable assurance that transactions are executed in accordance with management's authorizations and facilitates the preparation of the Financial Statements.

(b) The documents comprising the Company Public Disclosure Record, as of their respective dates, (i) did not contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, except where any such non-compliance would not result in a Material Adverse Change in respect of Company. Company has not filed any confidential material change report with the Securities Authorities that at the date hereof, remains confidential.

(c) Company confirms that all material information of Company (as such terms is defined under applicable Securities Laws) has been publicly disclosed as at the date hereof.

4.10 Minute Books

The corporate records and minute books of Company have been maintained in accordance with all applicable statutory requirements and are complete and up-to-date in all material respects.

4.11 Books and Records

All material financial transactions of Company have been accurately recorded in the Financial Records in accordance with sound business and financial practice and the Financial Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of Company as of and to the date hereof in all material respects. All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, Company.

4.12 Outstanding Acquisitions or Dispositions

Except as disclosed in the Company Disclosure Letter, Company does not have any rights to purchase any assets, properties or undertakings of third parties nor any obligation to sell assets, properties or undertakings.

4.13 No Undisclosed Material Liabilities

Except: (a) as disclosed or reflected in the Interim Financial Statements; and (b) for liabilities and obligations: (i) incurred in the ordinary and normal course of business since September 30, 2009; or (ii) pursuant to the terms of this Agreement, Company has not incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by GAAP to be reflected on the balance sheet of Company) that have constituted or would be reasonably likely to constitute a Material Adverse Change in respect of Company.

4.14 No Guarantees or Indemnities

Company is not a party to or bound by any agreement of guarantee, indemnification or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person, other than (a) the indemnification of directors and officers in accordance with the bylaws of Company, and applicable Laws, and (b) standard indemnities and warranties in agreements entered into by Company in the ordinary course of business, the performance of which by Company would not reasonably be expected to have a Material Adverse Effect in respect of Company.

4.15 No Swaps

Company currently has no outstanding Swaps.

4.16 No Shareholder Agreement

Company is not a party to, or aware of any shareholders of Company being party to, any shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of Company.

4.17 Material Contracts

Except for this Agreement and as set forth in the Company Disclosure Letter, there is no Material Contract to which Company or any of its properties or assets are bound. None of Company, or to the knowledge of Company, any of the other parties thereto, is in default or breach of, nor has Company received any notice of default or breach of, or termination under, any Material Contract, and, to the knowledge of Company, there exists no state of facts that after notice or lapse of time or both would constitute a default or breach of such Material Contract. No consent is required under any Material Contract in connection with the Agreement or any of the transactions contemplated hereby, nor can any Material Contract be terminated in the event such transactions are consummated.

4.18 Assets and Property

Company is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material property or assets (which, for greater certainty, includes the Mineral Properties and the Mining Rights of Company) as described in the Company Disclosure Letter (except where such assets are leased, licensed or are otherwise held pursuant to a lesser interest) free of all Encumbrances other than those disclosed in the Company Disclosure Letter, and no other property rights are necessary for the conduct of the business of Company, and there are no restrictions on the ability of Company to use, transfer or otherwise exploit such property rights, and, other than as set out in the Company Disclosure Letter, Company has not been notified of a claim that might or could adversely affect their respective rights to use, transfer or otherwise exploit such property rights and, other than as set out in the Company Disclosure Letter, Company has no responsibility or obligation to pay any commission, royalty, Licence fee or similar payment to any Person with respect to the property rights of Company.

4.19 Real Property

Company has no interest in any Real Property other than as set out in the Company Disclosure Letter. The Company Disclosure Letter lists all of the Premises Leases and sets out, in respect of each Premises Lease all of the material terms of the Premises Leases. The information set out in the Company Disclosure Letter with respect to the Real Property and Premises Leases is true and complete. Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and Company is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in good standing and there has not been any default under any Premises Lease by Company or, to the knowledge of Company, any other party thereto, nor is there any dispute between Company and any landlord or tenant under any Premises Lease. A full copy of each Premises Lease has been made available to Parent. There are no arrears of rent or other defaults under any Premises Lease. None of the Premises Leases has been assigned by Company in favour of any Person. The current uses of each property subject to a Premises Lease comply with applicable Laws in all material respects.

4.20 Mineral Properties

(a) Company is the absolute legal and beneficial owner of the Mineral Properties and holds either freehold title, mining leases, mining claims or other conventional

property, proprietary or contractual interests or rights including interests and rights under option and/or joint venture agreements, recognized in the jurisdiction in which a particular property is located (collectively, **"Mining Rights"**), in respect of the ore bodies and minerals located in the Mineral Properties in which Company has an interest as described in the Company Disclosure Letter under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments sufficient to permit Company to explore the minerals relating thereto, all such property, leases or claims and all property, leases or claims in which it has any interest or right have been validly located and recorded in accordance with all applicable Laws and are valid and subsisting, and other than as set out in the Company Disclosure Letter Company has all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which it has an interest as described in the Company Disclosure Letter granting Company the right and ability to explore for minerals, ore and metals for development purposes and subsequently produce therefrom, with only such exceptions as do not materially interfere with the use made by Company of the rights or interests so held, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Company;

(b) Company has no responsibility or obligation to pay or have paid on its behalf any material commission, royalty or similar payment to any person with respect to the Mineral Properties, except as disclosed in the Company Disclosure Letter;

(c) Company is in compliance with the provisions of National Instrument 43-101 *Standards of Disclosure for Mineral* Projects and has filed all technical reports required thereby and there has been no change to any technical report filed by Company of which Company is aware that would require the filing of new technical reports under NI 43-101; and

(d) all exploration activities on the Mineral Properties by Company have been conducted in all material respects in accordance with good exploration practices and all applicable workers' compensation and health and safety and workplace laws, regulations and policies have been complied with in all material respects.

4.21 Litigation

There is no Legal Proceeding in progress or, to the knowledge of Company, threatened against or affecting Company. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding against or affecting Company.

4.22 Officer Obligations

No Officer Obligations will become owing or payable upon the completion of the Amalgamation, except as set forth in the Company Disclosure Letter.

4.23 Reporting Issuer Status

Company is a reporting issuer under and is in compliance in all material respects with, the Securities Laws of each of the Provinces of British Columbia, Alberta and Ontario. No delisting, suspension of trading in or cease trading order with respect to the Common Shares and, to the knowledge of Company, no inquiry, review or investigation (formal or informal) of any Securities Authority, is in effect or ongoing.

4.24 Business in Compliance with Laws

(a) The operations of Company are conducted, in all material respects, in compliance with all Laws of each jurisdiction in which Company carries on its business and Company has not received any notice of any violation of any such Laws, except for any such non-compliance or violations that would not reasonably be expected to cause a Material Adverse Change in respect of Company.

(b) To the knowledge of Company, there is no pending or contemplated change to any applicable Law that would reasonably be expected to cause a Material Adverse Change in respect of Company.

4.25 Employment Matters

(a) The Company Disclosure Letter contains a complete and accurate list of all Employees, and indicates which Employees are parties to a written or oral agreement with Company (including confidentiality and non-competition agreements). Except as disclosed in the Company Disclosure Letter, Company is not a party to any agreements with past or present employees, agents or independent consultants or contractors. All written employment contracts with Employees are listed in the Company Disclosure Letter and full and complete copies of such employment or consulting contracts have been provided to Parent. Except as set forth in the Company Disclosure Letter, Company has no employment or consulting contracts or arrangements that are not terminable on the giving of reasonable notice in accordance with Law, nor do any of them have any management, employment, consulting, retention or like agreements providing for cash payments or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(b) Company is not a party, either directly or indirectly, voluntarily, or to the knowledge of Company, by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association that may qualify as a trade union, which would cover any of the Employees.

(c) All obligations of Company under the Company Plans have been satisfied in all material respects and there are no deficiencies required to be funded thereunder, and there are no outstanding defaults or violations thereunder by Company that would result in or give rise to any liability to Company, nor does Company have

any knowledge of any such default or violation by any other party to any Company Plan.

(d) All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Company Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Laws, and no Taxes, penalties or fees are owing or exigible under or in respect of any Company Plan.

(e) Except as set forth in the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:

(i) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Company Plan;

(ii) increase any benefits otherwise payable under any Company Plan; or

(iii) result in the acceleration of the time of payment or vesting of any benefits otherwise payable under Company Plans, or result in any Company Plan becoming terminable other than at the sole and unfettered discretion of Company.

(f) Company has withheld from each payment made to any of its present or former Employees all amounts required by applicable Laws to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its Employees to the proper Governmental Authority within the time required under applicable Laws.

4.26 Tax Matters

(a) Company has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Authorities and all such Tax Returns were, at the time of filing, complete and correct in all material respects. No such Tax Returns have been amended.

(b) Company has duly and timely paid all Taxes due or payable by it whether or not assessed by the appropriate Governmental Authority. Company has duly and timely paid all instalments on account of Taxes for the current year that are due or payable by it whether or not assessed. The Financial Statements contain an adequate provision in accordance with GAAP for all amounts of Taxes payable in respect of each period covered by such Financial Statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. On a consolidated basis, Company

has made adequate provision in accordance with GAAP in its books and records for amounts at least equal to the amount of all Taxes due or payable by Company that will not be due or payable by the Effective Time in respect of any period subsequent to the period covered by such Financial Statements and that relate to the periods ending on or prior to the Effective Time.

(c) Company has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(i) to file any Tax Return covering any Taxes for which Company is or may be liable;

(ii) to file any elections, designations or similar filings relating to Taxes for which Company is or may be liable;

(iii) Company is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv) any Governmental Authority may assess or collect Taxes for which Company is or may be liable.

(d) There are no proceedings, investigations, assessments, reassessments, actions, suits, audits or claims now pending or threatened against Company in respect of any Taxes. There are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes and Company has not received any notification that any issues involving Taxes have been raised by any Governmental Authority. No Tax liens exist for Taxes of Company. Company is not a party to any agreement or arrangement with any Person (other than with Company) or any Tax authority pursuant to which Company has or could have any liabilities in respect of Taxes. Company has not received a refund of any Taxes to which it was not entitled.

(e) Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

(f) No debt or other obligation to pay an amount by Company has been settled or extinguished without payment by the debtor of an amount at least equal to the outstanding principal amount of the debt or obligation.

(g) There is no deductible outlay or expense owing by Company to a Person with whom it was not dealing at arm's length at the time the outlay or expense was incurred which is unpaid and which will be included in Company's income for any taxation year ending on or after the date hereof.

(h) No claim is outstanding or is expected from any Governmental Authority in a jurisdiction in which Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Company is not required to file any Tax Returns in any jurisdiction outside Canada.

(i) The Company Disclosure Letter sets forth and accurately describes the amount of loss carry forwards and flow-through expenditure commitments of Company available for deduction or utilization in periods ending after the date hereof.

4.27 Environmental Matters

(a) Company is currently operating in compliance with all applicable Environmental Laws, except to the extent that a failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(b) All material Environmental Approvals that are necessary under any applicable Environmental Law for the ownership and current operations by Company of the real property, assets, mines and other facilities owned or used by Company and all of the properties related thereto have been duly obtained, made or taken and are in full force and effect, are not subject to further Environmental Approvals or appeal, or to the knowledge of Company, any pending or threatened legal or administrative proceedings, and there are to the knowledge of Company, no proposals to amend, revoke or replace such material Environmental Approvals.

(c) Company has not, and to the knowledge of Company, no past or present lessee, owner, occupant, licensee or other Person have used the Real Property to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws and except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect on Company. Neither Company or, to the knowledge of Company, any other Person in control of any Real Property has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Real Property, except in compliance with all Environmental Laws, and except to the extent that a failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Company. All Hazardous Substances handled, recycled, disposed of, treated or stored in connection with the use or operation of the Real Property by Company, on or off site of the Real Property have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws while Company has been in possession of the Real Property except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, there are no Hazardous Substances at, in, on, under or migrating from the Real Property except in material compliance with all Environmental Laws.

(d) Company has not treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (A) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (B) to the knowledge of Company, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or (C) to the knowledge of Company, the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against Company. To the knowledge of Company, no site or facility now or previously owned, operated or leased by Company is proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is the subject of Remedial Action.

(e) Except to an extent that would not reasonably be expected to have a Material Adverse Effect on Company, Company has not caused or permitted the Release of any Hazardous Substances on or to any of the Real Property in such a manner as: (A) would be reasonably likely to impose Liability for cleanup, natural resource damage, loss of life, personal injury, nuisance or damage to other property; or (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the Real Property or the assets of Company.

(f) Except to an extent that would not reasonably be expected to have a Material Adverse Effect with respect to Company or except as set out in Company's Disclosure Letter, Company has not received from any Person or Governmental Entity any notice, formal or informal, of any, nor to the knowledge of Company is there any pending or threatened, infraction, proceeding, action or other claim, Liability or potential Liability arising under any Environmental Law that is pending as of the date hereof.

4.28 Insurance

The Company Disclosure Letter sets forth and describes all insurance policies currently maintained by Company, including a brief description of the type of insurance, the name of the insurer, coverage limits, amount of deductible, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and Company is entitled to all rights and benefits thereunder. There are no pending claims under any of such insurance policies. Company has not failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of Company, there are no circumstances which might entitle Company to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers. No claim under any of such insurance policies has been made by Company.

4.29 Related Party Transactions

Other than this Agreement and as set forth on the Company Disclosure Letter, there are no Contracts or other transactions currently in place between Company, on the one hand, and any officer or director of Company, or any Person who at the time the Contract was entered into owned 10% or more of the Common Shares on a Fully-Diluted Basis on the other hand.

4.30 Privacy Laws

Company has complied in all material respects at all times with all Privacy Laws in connection with Company's collection, use and disclosure of Personal Information by Company in conducting its business; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

4.31 Shareholder Rights Plan

Company does not have a shareholder rights plan in effect.

ARTICLE 5
COVENANTS OF THE COMPANY

5.1 Conduct of Business by Company

Company covenants and agrees that, during the period from the date of this Agreement until this Agreement is terminated by its terms, unless Parent shall otherwise agree in writing, and except as otherwise expressly permitted or specifically contemplated by this Agreement:

(a) the business of Company shall be conducted only in, and Company shall not take any action except in, the ordinary course of business consistent with past practices. Company shall use commercially reasonable best efforts to maintain and preserve intact its business organization and goodwill and assets, to keep available the services of its officers and employees as a group and shall not make any change in the business, assets, liabilities, operations, capital or affairs of Company other than changes in the ordinary course of business consistent with past practices;

(b) without limiting the generality of Section 5.1(a), Company shall not, directly or indirectly, do or permit to occur any of the following:

  (i) amend its articles, charter or by-laws or other comparable organizational documents;

  (ii) except as disclosed in the Company Disclosure Letter, amend the Stock Option Plan or the terms of any of its Warrants or other outstanding securities including any outstanding indebtedness and credit facilities;

(iii) declare, set aside or pay any dividend, reduce capital or make any other distribution or payment (whether in cash, shares or property) in respect of the Common Shares owned by any Person;

(iv) issue, sell or pledge or agree to issue, sell or pledge any Common Shares, other securities of Company, securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Common Shares, other than Common Shares issuable upon exercise of the currently outstanding Options and Warrants in accordance with their terms;

(v) redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities;

(vi) split, consolidate or reclassify any of its Common Shares nor undertake any other capital reorganization;

(vii) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Company;

(viii) reorganize, amalgamate or merge Company with any other Person;

(ix) acquire, encumber or divest a shareholding or equity interest in any other entity or any business;

(x) sell, lease, pledge, dispose of or encumber any assets, except for assets with an aggregate value of less than $25,000;

(xi) acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) another Person or division thereof or make any investment either by purchase of shares or securities, contribution of capital, property transfer or purchase of any property or assets of any other Person or division thereof;

(xii) incur, extend, renew or replace any indebtedness or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances, except for fluctuations in working capital in the ordinary course of business consistent with past practices;

(xiii) expend or commit to expend any amounts with respect to capital expenditures in excess of $10,000 individually or $25,000 in the aggregate except in the ordinary course of business consistent with past practices;

(xiv) pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or of liabilities incurred since September 30, 2009 in the

ordinary course of business consistent with past practices or incurred in connection with transactions contemplated by this Agreement;

(xv) enter into any hedges, Swaps, derivatives, forward sales contracts or other financial instruments or like transactions;

(xvi) enter into, terminate, waive, modify, amend or release any Person from any obligation under any material contract;

(xvii) make any changes in financial or tax accounting methods, principles, policies or practices, except as required by GAAP or by Law;

(xviii) make any material Tax election or settle or compromise any material Tax liability;

(xix) enter into any Contracts or other transactions with any officer, director or trustee of Company, or any person who at the time the Contract was entered into owned 10% or more of the outstanding Common Shares;

(xx) enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any bonuses, salary increases, stock options, pension or supplemental pension or other benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation to, or make any loan to, any of its employees, directors or officers, other than with respect to employees in the ordinary course of business or as required pursuant to employment, pension, supplemental pension, termination or compensation arrangements or policies existing as of the date hereof;

(xxi) except in accordance with Sections 6.1 and 6.2 hereof, enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the Amalgamation or which would render, or which reasonably may be expected to render, inaccurate any of Company's representations and warranties set forth in this Agreement or interfere with the completion of the Amalgamation;

(xxii) settle any action, claim or proceeding brought (i) against it or (ii) by any present or former holder of its securities or any other person in connection with the transactions contemplated by this Agreement; or

(xxiii) authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(c) Company shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies of Company not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage

similar to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d) Company shall (i) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due or payable, except for any Taxes contested in good faith pursuant to applicable Laws, provided that the applicable Laws do not require payment of Taxes in dispute during the Tax contest; (iii) not make or rescind any election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any Tax authorities; (v) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (vi) not change any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year for which it last filed its Tax Return under the Tax Act, except as may required by applicable Laws; and (vii) promptly inform Parent in writing about any proceedings, investigations assessments, reassessments, actions, suits, audits or claims pending or threatened against Company in respect of any Taxes;

(e) Company shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Securities Laws;

(f) Company shall prepare and complete, prior to the Effective Date, annual audited consolidated financial statements of Company for the fiscal year ended on December 31, 2009; and

(g) Company promptly notify Parent orally and in writing of (i) any material change or potential material change (within the meaning of the *Securities Act* (Ontario)), in the operation of its business or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of Company contained herein to be untrue or inaccurate; or (y) result in the failure in any material respect of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time.

5.2 Company Recommendation of Amalgamation

Company hereby covenants and agrees in favour of Parent that, subject to the terms hereof, it will, through the Board of Directors:

(a) unanimously recommend in the Circular and at the Meeting that Shareholders vote all of their Common Shares in favour of the Amalgamation Resolution; and

(b) use commercially reasonable efforts to cause the directors and senior officers of Company to support the Amalgamation and vote Common Shares held by them at the Meeting in favour of the Amalgamation Resolution.

5.3 Covenants of Company

Company hereby covenants and agrees in favour of Parent that, from the date hereof until the earlier of (i) the Effective Date, or (ii) the date this Agreement is terminated pursuant to its terms, Company shall perform all obligations required to be performed by Company under this Agreement and shall do all such other acts and things as may be necessary or advisable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limitation, Company shall, subject to the terms hereof:

(a) provide to Parent on or before the Mailing Date (A) lists of all registered holders of Common Shares in electronic form, showing the name and address of each holder and the number of Common Shares held by each such holder, and a list of any non objecting beneficial Shareholders as may be available to Company upon request, as shown on the records of Company as of the record date established for the Meeting; (B) the names, addresses and holdings of all persons holding Warrants or Options or having rights to acquire Common Shares and the details of such rights; and (C) from time to time, at the request of Parent, acting reasonably, supplemental lists setting out any changes from the basic lists referred to in clauses (A) and (B) above in the names or addresses of the holders of Common Shares or the number of Common Shares held by each such holder (together with participants lists);

(b) use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Company with respect to the transactions contemplated hereby;

(c) use commercially reasonable efforts to obtain all necessary consents, assignments or waivers from third parties and amendments or terminations to any Contract to which it is a party and take such other measures as may be necessary to fulfil its obligations under this Agreement and to carry out the Amalgamation and the transactions contemplated by this Agreement;

(d) make any necessary filings and applications required to be taken by Company under applicable Law in connection with the Amalgamation and the transactions contemplated by this Agreement, and take all reasonable action necessary to be in compliance with such Laws;

(e) use commercially reasonable efforts and do all such things that are reasonably necessary to cause each of the conditions precedent set forth in Sections 2.10 and 2.11 to be satisfied;

(f) not enter into any transaction or perform any act which would: (i) interfere or be inconsistent with the successful completion of the Amalgamation; (ii) render incorrect any of the representations and warranties set forth herein (other than any such representation or warranty that speaks as of a prior date) if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were to such later date; or (iii) adversely affect Company's ability to perform and comply with its covenants and agreements under this Agreement;

(g) promptly advise, first orally and then in writing, Parent of: (i) any material change or potential material change, or (ii) any fact, event or any change occurring after the date hereof that would or would be reasonably likely to (A) render any representation or warranty of Company contained in this Agreement (other than any such representation or warranty that speaks as of a prior date), if made on or as of the date of such fact, event or change, untrue or incorrect; or (B) result in a failure by Company to comply with or satisfy any covenant, condition or agreement contained in this Agreement;

(h) use its commercially reasonable efforts to cause such other Shareholders identified by Parent to execute a Support Agreement, in form satisfactory to Parent, in respect of all of their respective Common Shares, within two weeks of the date of this Agreement.

5.4 Insurance

Prior to the Effective Time, subject to obtaining Parent's prior written consent, Company shall obtain and pay for a directors' and officers' liability insurance "tail" policy for Company (the "**D&O Policy**") with a term of six years following the date of the Effective Time.

ARTICLE 6
NON-SOLICITATION

Company hereby covenants and agrees for the benefit of Parent to do the following:

6.1 Non-Solicitation

(a) Except as otherwise provided in this Article 6, Company shall not, directly or indirectly, through any of its Representatives, (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, offers or proposals regarding or that may reasonably be expected to lead to an Alternative Transaction, (ii) enter into or participate in any discussions or negotiations regarding or provide any confidential information with respect to or otherwise cooperate with any person regarding an Alternative Transaction or potential Alternative Transaction; (iii) withdraw, modify or qualify (or propose to do so) in a manner adverse to Parent, the approval or Recommendation of the Board of Directors of the Amalgamation; (iv) approve, recommend or remain

neutral for longer than 5 days regarding, or propose publicly to approve, recommend or remain neutral for longer than 5 days regarding, any Alternative Transaction; (v) accept, recommend, approve or enter into any agreement, understanding or arrangement in respect of an Alternative Transaction; (vi) release any person from or waive or otherwise forbear in the enforcement of any confidentiality or standstill agreement with such person that would facilitate the making or implementation of any Alternative Transaction.

(b) Company shall, and shall cause its Representatives to, immediately cease and terminate any existing discussions or negotiations or other activity with any Person (other than Parent) with respect to any proposal that constitutes, or which may reasonably be expected to constitute, an Alternative Transaction. Company shall immediately cease to provide any person (other than Parent or any of its Representatives) with access to information concerning Company in respect of any Alternative Transaction or any potential Alternative Transaction. Company shall not amend, modify or waive any of the standstill provisions of any confidentiality agreements entered into by Company with other parties, it being understood and agreed that the termination of a standstill agreement or a standstill provision that occurs as the result of the execution and delivery of this Agreement or the announcement of the Amalgamation in accordance with the terms of this Agreement is not a violation of this section. Immediately upon execution of this Agreement, Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with Company relating to or which contemplated any potential Alternative Transaction and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c) Company shall, as soon as practicable and in any event within 24 hours, notify Parent, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting an Alternative Transaction or a potential Alternative Transaction, any request for discussions or negotiations, and/or any request for non-public information relating to Company or for access to properties, books and records or a list of the Shareholders of Company of which Company's Representatives, are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing and such other details as Parent may reasonably request. Company shall keep Parent promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by Parent with respect thereto, including requests to provide Parent (or its outside counsel) with copies of all documents and written communications relating to any such Alternative Transaction, request or inquiry exchanged between Company or any of its

Representatives, on the one hand, and the person making an Alternative Transaction or any of its Representatives, on the other hand.

(d) Notwithstanding Section 6.1(a) or any other provision of this Agreement, following the receipt by Company of a written proposal for an Alternative Transaction made after the date hereof (that was not solicited after the date hereof in contravention of Section 6.1(a)), Company and its Representatives may:

(i) contact the person making such proposal for an Alternative Transaction and its Representatives solely for the purpose of clarifying the terms and conditions of such proposal and the likelihood of its consummation so as to determine whether such proposal is, or is reasonably likely to lead to, a Superior Proposal; and

(ii) if the Board determines, after consultation with its outside legal and financial advisors, that such Alternative Transaction would be, if consummated in accordance with its terms, reasonably likely to constitute a Superior Proposal and that the failure to take the relevant action would be a breach of its fiduciary duties, furnish information with respect to Company to the person making such proposal and its Representatives only if such person has entered into a confidentiality agreement that contains provisions that are not less favourable to Company than those contained in the Confidentiality Agreement and which also includes a standstill covenant that prohibits such person for a period of at least 12 months from acquiring, or offering to acquire, any Common Shares without the consent of Company, provided that Company sends a copy of such confidentiality agreement to Parent promptly following its execution and Parent is promptly provided with a list of, and access to (to the extent not previously provided to Parent) the information provided to such person.

(e) Company shall ensure that its Representatives are aware of the provisions of this Section 6.1 and Company shall be responsible for any breach of this Section 6.1 by such Representatives.

(f) Nothing contained in this Section 6.1 shall prohibit the Board of Directors from making any disclosure to the Shareholders prior to the Expiry Date if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, such disclosure is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Laws.

6.2 Right to Match

(a) Notwithstanding Section 6.1(a) or any other provision of this Agreement, Company may (i) enter into an agreement (other than a confidentiality agreement contemplated by Section 6.1(d)) with respect to an Alternative Transaction that is a Superior Proposal and/or (ii) withdraw, modify or qualify its approval or

Recommendation of the Amalgamation Resolution and recommend or approve a proposal for an Alternative Transaction that is a Superior Proposal, provided:

(i) Company shall have complied with its obligations under this Article 6;

(ii) the Board of Directors has determined, after consultation with its outside legal and financial advisors, that such Alternative Transaction constitutes a Superior Proposal and that the failure to take the relevant action would be a breach of its fiduciary duties;

(iii) Company has delivered written notice to Parent of the determination of the Board of Directors that the Alternative Transaction constitutes a Superior Proposal and of the intention of the Board of Directors to approve or recommend such Superior Proposal and/or of Company to enter into an agreement with respect to such Superior Proposal, together with a copy of such agreement executed by the person making such Superior Proposal that is capable of acceptance by Company and a summary of the valuation analysis attributed by the Board of Directors in good faith to any non-cash consideration included in such Superior Proposal after consultation with its financial advisors (the "**Superior Proposal Notice**");

(iv) at least ten Business Days have elapsed since the date the Superior Proposal Notice was received by Parent, which ten Business Day period is referred to as the "**Response Period**";

(v) if Parent has offered to amend the terms of this Agreement during the Response Period pursuant to Section 6.2(b), such proposal for the Alternative Transaction continues to be a Superior Proposal compared to the amendment to the terms of this Agreement offered by Parent at the termination of the Response Period;

(vi) Company terminates this Agreement pursuant to Section 8.1(h) and Company has previously paid or, concurrently with termination, pays the Termination Payment to Parent; and

(vii) the Meeting has not yet occurred.

(b) During the Response Period, Parent shall have the opportunity, but not the obligation, to offer to amend the terms of the Amalgamation and this Agreement. The Board of Directors shall review any such offer by Parent to amend the terms of the Amalgamation and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether Parent's offer to amend the Amalgamation and this Agreement, upon its acceptance, would result in the Alternative Transaction ceasing to be a Superior Proposal compared to the amendment to the terms of the Amalgamation and this Agreement offered by Parent. If the Board determines that the Alternative Transaction would cease to be a Superior Proposal, Company and Parent shall enter into an amendment to this

Agreement reflecting the offer by Parent to amend the terms of the Amalgamation and this Agreement.

(c) The Board of Directors shall promptly reaffirm its Recommendation of the Amalgamation Resolution by press release after: (i) any Alternative Transaction (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Board determines that a proposed amendment to the terms of this Agreement would result in an Alternative Transaction not being a Superior Proposal, and the terms of this Agreement shall have been amended. Parent shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Company, acting reasonably.

(d) Nothing in this Agreement shall prevent the Board of Directors from responding through a directors' circular or otherwise as required by applicable Laws to an Alternative Transaction that it determines is not a Superior Proposal.

(e) Each successive amendment to any Alternative Transaction that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders shall constitute a new Alternative Transaction for the purposes of this Section 6.2 and Parent shall be afforded a new Response Period in respect of each such Alternative Transaction which Response Period shall, however, be three (3) Business Days.

(f) If the date on which Company provides a notice to Parent pursuant to Section 6.2(a)(iii) is less than five Business Days before the Meeting and Parent has not made an offer to amend the terms of this Agreement as set forth in Section 6.2, the, subject to applicable Law, Company shall, if so requested by Parent, postpone or adjourn the Meeting to a date that is at least five Business Days but not more than ten Business Days after the scheduled date of the Meeting.

6.3 Consents

Company shall use its commercially reasonable best efforts to obtain any consent from or to provide notice to any Person where consent is required or that has a right to receive notice in respect of this Agreement or the transaction contemplated hereunder.

6.4 Market Purchases

Company hereby consents to the acquisition by Parent and/or one or more of its Affiliates, of Common Shares by way of open market purchases or otherwise, provided that such Common Shares are acquired in accordance with applicable Securities Laws.

6.5 Cooperation

Subject to the fulfillment by the directors of their fiduciary duties, Company shall cooperate with any proxy solicitation agent retained by Parent, at Parent's sole expense, and shall take or refrain

from taking, such action as may be reasonably requested by Parent, in furtherance of such cooperation.

ARTICLE 7
MUTUAL COVENANTS

7.1 Notice Provisions

(a) Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

(i) cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect; or

(ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Effective Time, as applicable.

(b) Each Party will give prompt notice to the other if at any time before the Effective Time it becomes aware that the Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, such application, registration, consent, circular, approval or filing, and Parent and Company shall co-operate in the preparation of any amendment or supplement to the Circular, application, registration, consent, circular, approval or filing, as required.

7.2 Additional Agreements and Filings

Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a) to obtain all necessary consents, approvals and authorizations as are required to be obtained under applicable Law;

(b) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

(d) to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated herein;

(e) to execute and deliver such documents as the other Party may reasonably require; and

(f) to fulfil all conditions within its power and satisfy all provisions of this Agreement and the Amalgamation.

7.3 Access to Information

Upon reasonable notice and subject to the Confidentiality Agreement, Company shall continue to afford Parent's (and its Affiliates' and related entities') employees, directors, officers, consultants, agents and professional advisors reasonable access, during normal business hours and at such other time or times as Parent may reasonably request from the date hereof and until the expiration of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, Company shall furnish promptly to Parent in writing all information concerning its businesses, properties and personnel as Parent or its Representatives may reasonably request.

7.4 Publicity

Parent and Company agree to make a joint press release with respect to this Agreement and the transactions contemplated herein as soon as practicable after the date hereof. The Parent and Company further agree that, from the date hereof until the earlier of the completion of the Amalgamation and the termination of this Agreement, there will be no public announcement or other disclosure of the transactions contemplated by this Agreement unless they have mutually agreed thereto or unless otherwise required by applicable Law, based on the advice of counsel. If Company is required by Law to make a public announcement with respect to the transactions contemplated herein, it will provide as much prior notice as reasonably possible to Parent, including the proposed text of the announcement.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination

This Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Shareholders):

(a) by mutual written agreement of Parent and Company;

(b) by either Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting or imposing material limitations or conditions on any of the transactions contemplated herein (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(c) by Parent if the Mailing Date does not occur by March 30, 2010 or if the Meeting is not held by April 30, 2010, other than as a result of the material breach by Parent of any covenant or obligation under this Agreement;

(d) by either Parent or Company, if the Effective Date shall not have occurred on or before the Outside Date, otherwise than as a result of the material breach by such party of any covenant or obligation under this Agreement or as a result of any representation or warranty of such party in this Agreement being untrue or incorrect in any material respect; provided, however, that if the Effective Date is delayed by (i) an injunction or order made by Governmental Authority of competent jurisdiction, or (ii) Parent not having obtained any regulatory waiver, consent or approval which is necessary to permit the Effective Date, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by Company pursuant to this Section 8.1(d) until the earlier of the 60th day after the date of the Meeting and the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(e) by either Company or Parent, if

   (i) the other party is in default of any material covenant or obligation under this Agreement other than a covenant or obligation contained in Article 6; or

   (ii) any representation or warranty of the other party under this Agreement shall have been at the date hereof untrue or incorrect in any material respect or shall have become untrue or incorrect in any material respect at any time prior to the Effective Time, except for such inaccuracies in the representations and warranties, which individually or in the aggregate, would not reasonably be expected to, in the case of Parent, have a Material Adverse Effect in respect of Company or prevent or materially delay the consummation of the transactions contemplated herein, or, in the case of Company, prevent or materially delay the consummation of the transactions contemplated herein;

   and in either case such default or inaccuracy is not curable or, if curable, is not cured by the earlier of (x) the date that is 15 days from the date of notice of such default or inaccuracy and (y) the Outside Date;

(f) by Parent if the Board of Directors shall have: (i) failed to make the Recommendation, (ii) withdrawn, modified, changed or qualified its approval or Recommendation of the Amalgamation Resolution, (iii) approved or recommended or publicly proposes to approve or recommend an Alternative Transaction or (iv) entered into a written agreement in respect of an Alternative Transaction (other than a confidentiality agreement permitted by Section 6.1(d)) or (v) upon the written request of Parent, failed to publicly recommend or reaffirm its approval of the Amalgamation Resolution within five (5) Business Days of any written request by Parent (or in the event that the Meeting shall be scheduled to occur within such five Business Day period, prior to the scheduled Meeting);

(g) by either Company or Parent if the mutual conditions precedent set-out in Section 2.11 are not satisfied by the Outside Date, or such later date as the parties may agree, except that the right to terminate this Agreement under this Section 8.1(g) shall not be available to any party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of a condition not being satisfied by such date;

(h) by Company in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d)), in compliance with Section 6.2 and Company is not in any material default of any covenant or obligation under this Agreement, provided that Company has previously or concurrently will have paid to Parent the applicable Termination Payment;

(i) by Parent if any condition precedent to the Amalgamation set out in Section 2.12 and Schedule "A" shall not be satisfied or waived by the Outside Date other than as a result of the material breach by Parent of any covenant or obligation under this Agreement or as a result of any representation or warranty of Parent in this Agreement being untrue or incorrect in any material respect;

(j) by Parent if Company is in default of any covenant or obligation under Article 6; or

(k) by either Parent or Company, if Parent's shareholders fail to approve the Amalgamation, if shareholder approval is required under applicable Laws.

8.2 Termination Payment

(a) Parent shall be entitled to a payment of $800,000 (the "**Termination Payment**") upon the occurrence of any of the following events which shall be paid by Company within the time specified:

(i) Parent shall have terminated this Agreement pursuant to Sections 8.1(c), 8.1(e), 8.1(f) or 8.1(j), in which case Company shall pay the Termination Payment to Parent, within five (5) Business Days of termination of this Agreement;

(ii) Company shall have terminated this Agreement pursuant to Section 8.1(h), then Company shall pay Parent the Termination Payment prior to or concurrently with entering into the definitive agreement relating to the Superior Proposal; and

(iii) on or after the date hereof and prior to the Outside Date, an Alternative Transaction is publicly announced or any person has publicly announced an intention to make an Alternative Transaction and such Alternative Transaction either:

(A) has been accepted by the Board of Directors; or

(B) has not expired, been withdrawn or been publicly abandoned, and

(1) the Agreement is terminated pursuant to Section 8.1(i) as a result of the Amalgamation Resolution not having been approved by the Shareholders or pursuant to Section 8.1(d) as a result of the Amalgamation not having been consummated by the Outside Date, and

(2) within 6 months of the termination of this Agreement any Alternative Transaction is entered into;

in which case the Termination Payment shall be paid to Parent by Company on the earliest of the date that an Alternative Transaction is accepted by the Board of Directors or entered into.

(b) Company shall be entitled to a payment of $800,000 (the "**Company Termination Payment**") if Company terminates this Agreement pursuant to Section 8.1(e) and Company is not in breach in any material respect of its representations, warranties or covenants under this Agreement, in which case such amount shall be paid within five (5) Business Days following termination of this Agreement.

(c) For greater certainty, Company shall not be obligated to make more than one Termination Payment and Parent shall not be obligation to make more than one Company Termination Payment under Section 8.2 if one or more of the events specified therein occurs.

8.3 Effect of Termination

Each Party acknowledges that the Termination Payment and the Company Termination Payment are payments of liquidated damages which are genuine pre-estimates of the damages which a Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Where an event giving rise to a Termination Payment or Company Termination Payment occurs, the Termination Payment or Company Termination Payment to be received pursuant to Section 8.2 is the sole remedy in compensation for damages of Parent or Company, as the case may be, with respect to

the event or events giving rise to the termination of this Agreement; provided, however, that nothing contained in this Section 8.3, and no payment of any Termination Payment, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force and effect, except that Section 8.2, this Section 8.3 and Article 9 shall survive the termination of this Agreement.

8.4 Amendment

This Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the date of filing of the Articles of Amalgamation with the Director, be amended by mutual written agreement between the Parties, provided that the terms of this Agreement shall not be amended after the holding of the Meeting in a manner materially prejudicial to the Shareholders without the approval of the Shareholders as required by Law.

8.5 Waiver

Each of Parent, on the one hand, and Company, on the other hand, may:

(a) extend the time for the performance of any of the obligations or other acts of the other;

(b) waive compliance with the other's agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other Party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 9
GENERAL PROVISIONS

9.1 Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time in the place of

receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the Parties hereto shall be as follows:

(a) if to Company:

36 Prospect Avenue
Kirkland Lake, Ontario P2N 2V4

Fax: (705) 567-6873
Attention: Joseph Horne

with a copy (which shall not constitute service) to:

Aird & Berlis LLP
Brookfield Place
Suite 1800
Toronto, Ontario M5T 2T9

Fax: (416) 863-1515
Attention: Thomas A. Fenton

(b) if to Parent:

133 Richmond Street West
Suite 201
Toronto, Ontario M5H 2L3

Fax: (416) 364-5098
Attention: Charles E. Page

with a copy (which shall not constitute notice) to:

Borden Ladner Gervais LLP
Suite 4100, Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3Y4

Attention: Dolores Di Felice
Fax: (416) 361-7357

9.2 Miscellaneous

This Agreement:

(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof;

(b) shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns; and

(c) does not give any other Person (including any Shareholder) any right or recourse whatsoever.

The Parties shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties.

9.3 Binding Effect and Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior express written consent of the other Party.

9.4 Expenses

Subject to Section 8.2 hereof all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee, cost or expense, whether or not the Amalgamation is consummated.

9.5 Survival

Subject to Section 8.2, the representations and warranties of Company and Parent contained in this Agreement shall not survive the completion of the Amalgamation, and shall expire and be terminated on the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

9.6 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7 Counterpart Execution

This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUEENSTON MINING INC.

Per: *"Charles E. Page"*
Name: Charles E. Page
Title: President and Chief Executive Officer

VAULT MINERALS INC.

Per: *"Joseph D. Horne"*
Name: Joseph D. Horne
Title: President and Chief Executive Officer

::ODMA\PCDOCS\TOR01\4299195\7

SCHEDULE "A"

CONDITIONS PRECEDENT

The obligations of Parent to complete the Amalgamation and the other transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Time, of each of the following:

(a) all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions, (including those of applicable stock exchanges or securities law regulatory authorities) that in Parent's reasonable judgement are necessary to complete the Amalgamation shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Parent, acting reasonably;

(b) all required shareholder approvals that are necessary under applicable Laws, including for greater certainty any requirements of the TSX and TSXV, to complete the Amalgamation shall have been obtained, each on terms and conditions satisfactory to Parent, acting reasonably;

(c) all required consents and authorizations that in Parent's reasonable judgement are necessary to satisfy Officer Obligations arising out of severance and change of control payments, as set out in the Company Disclosure Letter shall have been obtained;

(d) (i) no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Authority or administrative agency or commission or by or before any elected or appointed public official in Canada or elsewhere; and

(ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in each case

(A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the Amalgamation or the right of Parent to own or exercise full rights of ownership of the Amalco Shares; or

(B) which, if the Amalgamation was consummated, would reasonably be expected to lead to a Material Adverse Change or to materially adversely affect Parent;

(C) which would materially and adversely affect (i) the value of the Common Shares or Amalco Shares to Parent, or (ii) the ability of Parent to proceed with the Amalgamation;

(D) seeking to prohibit or limit the ownership or operation by Parent of any material portion of the business or assets of Company or to compel Parent to dispose of or hold separate any material portion of the business or assets of Company as a result of the Amalgamation;

(e) Parent shall have determined, in its sole judgment, acting reasonably, that there does not exist any prohibition at Law against Parent completing the Amalgamation;

(f) Parent shall have determined, in its sole judgment, acting reasonably, that there has not occurred any Material Adverse Change in respect of the Company;

(g) Parent shall have determined, in its sole judgment, acting reasonably, that:

(i) all representations and warranties of Company shall be true and correct as of the date hereof and, as if made on and as of the Effective Time; and

(ii) Company has performed all of the covenants and agreements to be performed by it under the Agreement in all material respects;

and Parent shall have received a certificate to that effect from the President and Chief Executive Officer and the Chief Financial Officer (or other officer reasonably satisfactory to Parent) to that effect;

(h) Company shall not have breached a covenant in Article 6 of the Agreement;

(i) the Agreement shall not have been terminated or Parent shall have determined in its sole judgment, acting reasonably, that such termination shall not affect the ability of Parent to complete the Amalgamation or that such termination was not related to any matter that is materially adverse to the business of Company or to the value of the Common Shares to Parent;

(j) Shareholders holding no more than 3% of the Common Shares shall have become Objecting Shareholders or Dissenting Shareholders;

(k) the Support Agreements shall be in full force and effect and no party thereto shall be in default of any covenant or obligation contained therein;

(l) Parent shall be satisfied with its due diligence investigation of Company by March 5, 2010, unless such date is extended by mutual agreement of the Parties;

(m) Company shall have prepared and completed annual audited consolidated financial statements of Company for the fiscal year ended on December 31, 2009; and

(n) the expenses incurred or accrued by Company in connection with the transactions contemplated hereunder (including without limitation broker and investment

banking fees, legal and accounting fees, meeting, printing and mailing costs) shall be in accordance with the budgeted amounts set out in the Company Disclosure Letter and shall in no event exceed $350,000.

The foregoing conditions shall be for the exclusive benefit of Parent, and may be asserted by Parent, at any time.

Subject to the terms of this Agreement, Parent in its sole discretion may waive any of the foregoing conditions in whole or in part at any time and from time to time, without prejudice to any other rights that Parent may have.

SCHEDULE "B"

AMALGAMATION RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The amalgamation (the "**Amalgamation**"), pursuant to the provisions of the Business Corporations Act (Ontario), of Vault Minerals Inc ("**Vault**") and 2236019 Ontario Inc. ("**Subco**"), a wholly-owned subsidiary of Queenston Mining Inc. ("**Queenston**"), substantially upon the terms and conditions set forth in the amalgamation agreement (the "**Amalgamation Agreement**") to be entered into among Vault, Subco and Queenston, substantially in the form attached as Appendix ● to the management information circular of Vault dated March ●, 2010 (the "**Information Circular**") is hereby authorized and approved;

2. The Amalgamation Agreement and the entering into of the Amalgamation Agreement, as the same may be amended in accordance with its terms, are hereby authorized and approved;

3. Notwithstanding that this special resolution has been duly passed by the shareholders of Vault, the directors of Vault may, in their sole discretion and without further approval of, or notice to, the shareholders of Vault:

   amend or terminate the Amalgamation Agreement to the extent permitted by law; or

   determine not to proceed with the Amalgamation, at any time prior to the issuance of a certificate of amalgamation giving effect to the Amalgamation;

4. Any one director or officer of Vault is hereby authorized and directed, for and on behalf of and in the name of Vault, to execute and deliver to the Ministry of Government Services acting under the *Business Corporations Act* (Ontario) for filing the articles of amalgamation and such other documents as are necessary or desirable to give effect to or carry out the intent of the foregoing resolutions; and

5. Any one director or officer of Vault is hereby authorized and directed, for and on behalf of and in the name of Vault, to do all acts and things and to execute and deliver all such documents and instruments as may be considered necessary or desirable to give effect to or carry out the intent of the foregoing special resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents or instruments or the doing of any such act or thing.

SCHEDULE "C"

AMALGAMATION AGREEMENT

THIS AGREEMENT dated ● day of ●, 2010.

BETWEEN:

QUEENSTON MINING INC., a corporation existing under the laws of Canada **("Queenston")**

AND

2236019 ONTARIO INC., a corporation existing under the laws of the Province of Ontario **("Subco")**

AND

VAULT MINERALS INC., a corporation existing under the laws of the Province of Ontario **("Vault")**

WHEREAS each of Vault and Subco is a corporation existing under the *Business Corporations Act* (Ontario) (the "**Act**");

AND WHEREAS Subco is a wholly-owned subsidiary of Queenston;

AND WHEREAS the authorized capital of Subco consists of an unlimited number of common shares, of which **[100]** common shares are issued and outstanding as fully-paid and non-assessable shares of Subco;

AND WHEREAS the authorized capital of Vault consists of an unlimited number of common shares, of which ● common shares are issued and outstanding as fully-paid and non-assessable shares of Vault;

AND WHEREAS Queenston and Vault have entered into a Combination Agreement (as hereinafter defined);

AND WHEREAS as contemplated in the Combination Agreement, Subco and Vault wish to amalgamate on the terms and conditions set forth herein and pursuant to section 174 of the Act;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

1. INTERPRETATION

1.1 In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires the following terms shall have the following meanings, respectively:

"**Act**" means the *Business Corporations Act* (Ontario);

"**Agreement**" means this amalgamation agreement, including all Schedules to this amalgamation agreement, as amended from time to time in accordance with its provisions;

"**Amalco**" has the meaning ascribed to that term in Section 2;

"**Amalco Shares**" means common shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set out herein;

"**Amalgamating Corporations**" means, collectively, Subco and Vault, and "**Amalgamating Corporation**" means either of them;

"**Amalgamation**" means the amalgamation of the Amalgamating Corporations, under sections 174 and 175 of the Act, as contemplated in this Agreement;

"**Amalgamation Resolution**" means the special resolution of Vault Shareholders approving the Amalgamation;

"**Certificate of Amalgamation**" means the Certificate of Amalgamation issued by the Director in connection with the Amalgamation pursuant to Section 178(4) of the Act;

"**Combination Agreement**" means the combination agreement dated March 5, 2010 between Queenston and Vault;

"**Director**" means the Director acting under the Act;

"**Dissenting Shareholder**" means a holder of Vault Shares who, in connection with the Amalgamation Resolution, has validly exercised the right to dissent pursuant to section 185 of the Act in strict compliance with the provisions thereof and thereby becomes entitled to receive the fair value of his or her Vault Shares in cash determined as of the close of business on the day before the adoption of the Amalgamation Resolution and has not withdrawn or been deemed to have withdrawn such exercise of dissent rights, but only in respect of Vault Shares in respect of which dissent rights are validly exercised by such holder;

"**Effective Date**" means the date shown on the Certificate of Amalgamation;

"**Effective Time**" means 12:01 a.m. (Toronto time) on the Effective Date;

"**Parties**" means collectively Queenston, Subco and Vault, and "**Party**" means either of them;

"**Queenston Shares**" means common shares in the share capital of Queenston;

"**Subco Shares**" means common shares in the share capital of Subco;

"**Vault Shareholders**" (individually, a "Vault Shareholder") means the registered holders of the issued and outstanding Vault Shares, from time to time; and

"**Vault Shares**" means common shares in the share capital of Vault.

Words and phrases used but not defined in this Agreement shall have the same meaning in this Agreement as in the Combination Agreement.

1.2 In this Agreement:

(a) the division into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(b) the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c) unless specified otherwise or the context otherwise requires:

(i) references to any Section are references to the Section of this Agreement;

(ii) "including" or "includes" means "including (or includes) but is not limited to" and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii) references to any legislation, statutory instrument or regulation or a section thereof, are references to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time; and

(iv) words in the singular include the plural and vice-versa and words in one gender include all genders.

2. AMALGAMATION

Effective as of the Effective Time, Subco and Vault shall amalgamate under section 174 of the Act and continue as one corporation ("**Amalco**") under the terms and conditions set out in this Agreement.

3. NAME

The name of Amalco shall be "Vault Minerals Inc.".

4. REGISTERED OFFICE

The registered office of Amalco shall be located at Suite 201, 133 Richmond Street West, Toronto, Ontario M5H 2L3.

5. RESTRICTIONS ON BUSINESS

There shall be no restrictions on the business that Amalco may carry on or the powers that Amalco may exercise.

6. FISCAL YEAR

The fiscal year end of Amalco shall be the same fiscal year end of each of the Amalgamating Corporations, being December 31st.

7. SHARE CAPITAL

7.1 Amalco is authorized to issue an unlimited number of Amalco Shares.

7.2 The rights, privileges, restrictions and conditions (if any) attaching to each Amalco Shares are as follows:

Common Shares

Voting: The holders of the Common Shares shall be entitled to one vote in respect of each Common Share held at any meeting of the shareholders of the corporation except meetings at which only holders of a specified class or series of shares are entitled to vote.

Dividends: The holders of the Common Shares shall be entitled to receive dividends as and when declared by the directors in their discretion from time to time out of moneys of the corporation properly applicable to the payment of dividends.

Winding-Up: In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of the assets of the corporation among its shareholders, the holders of the Common Shares shall be entitled to share pro rata in the distribution of the balance of the assets of the corporation.

8. RESTRICTIONS ON SHARE TRANSFERS

The transfer of shares shall be subject to the restrictions on the transfer of securities set out in Section 9.1.

9. OTHER PROVISIONS

9.1 No securities (other than non-convertible debt securities) of Amalco shall at any time be transferred to any person without either (a) the consent of the directors to be signified by a resolution passed by the board or by an instrument or instruments in writing signed by a majority of the directors, or (b) the consent of the shareholders of Amalco to be signified either by a resolution passed by the shareholders or by an instrument or instruments in writing signed by the

holders of shares of Amalco which shares represent a majority of the votes attributable to all of the issued and outstanding shares of Amalco carrying the right to vote.

9.2 The board of directors may from time to time on behalf of Amalco, without authorization of the shareholders:

(a) borrow money on the credit of Amalco;

(b) issue, reissue, sell or pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness of Amalco, whether secured or unsecured;

(c) give a guarantee on behalf of Amalco to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of Amalco including book debts, rights, powers, franchises and undertakings, to secure any such bond, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of Amalco.

The board of directors may from time to time delegate to such one or more of the directors and officers of Amalco as may be designated by the board all or any of the powers conferred on the board in this Section 9.2 to the extent and in the manner as the board shall determine at the time of such delegation.

10. CONVERSION AND/OR CANCELLATION OF SHARES

10.1 On the amalgamation becoming effective:

(a) each issued and outstanding Vault Share shall be converted into 0.1 Queenston Shares; and

(b) each Subco Share outstanding immediately prior to the Effective Time shall be converted into one Amalco Shares.

10.2 At the Effective Time, share certificates evidencing Vault Shares and Subco Shares shall cease to represent any claim upon or interest in Vault or Subco, as the case may be, other than the right of the holder to receive that which is provided for in Section 10.1. Upon the surrender for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Vault Shares which were exchanged for Queenston Shares pursuant to Section 10.1 hereof, together with such additional documents and instruments as Amalco or the Amalgamating Corporations may reasonably require, the holder of the Vault Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from Queenston certificate(s) representing such number of Queenston Shares received pursuant to Section 10.1.

11. DIRECTORS AND OFFICERS

11.1 The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10).

11.2 The first directors of Amalco shall be the following individuals:

Name	Address for Service	Resident Canadian
Charles E. Page	133 Richmond Street West, Suite 201, Toronto, Ontario M5H 2L3	Yes

Such directors shall hold office until the next annual meeting of shareholders of Amalco or until their successors are elected or appointed.

11.3 The officers of Amalco shall be the following individuals to hold office at the pleasure of the board of directors:

Name	Title
Charles E. Page	President

12. BY-LAWS

The by-laws of Amalco shall be the by-laws of Subco. The proposed by-laws of Amalco may be inspected at the registered office of Amalco.

13. FURTHER ASSURANCES

Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement, including completing and sending the documents required under section 178 of the Act to the Director under the Act.

14. TERMINATION

At any time before the endorsement of a Certificate of Amalgamation under the Act, this Agreement may be terminated by the board of directors of either Amalgamating Corporation despite the approval of this Agreement by the shareholders of both or either of the Amalgamating Corporations.

15. ENUREMENT

This Agreement shall enure to the benefit of and be binding on the Parties and their respective successors. This Agreement may not be assigned by either Party.

16. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior correspondence, agreements, negotiations, discussions and understandings, if any, written or oral.

17. GOVERNING LAW

This Agreement and any dispute arising from or in relation to this Agreement shall be governed by, and interpreted and enforced in accordance with, the law of the province of Ontario and the laws of Canada applicable in that province.

18. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT has been duly executed by the Parties as of the date first stated above.

QUEENSTON MINING INC.

Per ____
Name:
Title:

2236019 ONTARIO INC.

Per: ____
Name:
Title:

VAULT MINERALS INC.

Per: ____
Name:
Title: